Exhibit 99.1

Lev Peker Named PARTS iD, Inc. Chief Executive Officer

CRANBURY, N.J., April 26, 2023 -- PARTS iD, Inc. (NYSE American: ID) (“PARTS iD” or “the Company”) the owner and operator of, among other verticals, “CARiD.com,” a leading digital commerce platform for the automotive aftermarket, today announced that board member Lev Peker has assumed the role of Chief Executive Officer.

“Lev’s proven track record of leadership in the automotive industry and in driving disruptive online businesses has been a valuable addition to our board of directors since joining last year,” said Prashant Pathak, Chairman of PARTS iD. “The Board and I are confident that the leadership Lev has shown in the board room will translate well to the CEO seat and will position the Company for the next stage of growth.”

As Chief Executive Officer of CarParts.com from January 2019 to April 2022, Mr. Peker oversaw a more than doubling of annual revenue, a nearly fourfold improvement in EBITDA and an increase in market capitalization of over 500%. He most recently served as Chief Executive Officer of Carlotz, Inc., a leading consignment-to-retail used vehicle marketplace, where he led a turnaround of the business and merger with Shift Technologies. Earlier in his career, he served as Chief Marketing Officer at Adorama, a leading electronics retailer and also held senior positions at Sears Holdings Corporation and US Auto Parts.

“I am incredibly honored for the opportunity to lead PARTS iD and am excited for the future of the Company,” said Peker. “Our technology-driven business model presents a significant opportunity in a fractured industry and I look forward to translating that model into profitable growth.”

About PARTS iD, Inc.

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, we believe that PARTS iD has since become a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Investors:

Brendon Frey
ICR
ir@partsidinc.com

Source: PARTS iD, Inc.